UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2018

EnSync, Inc.

(Exact name of registrant as specified in charter)

Wisconsin	001-33540	39-1987014
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

N88 W13901 Main Street, Suite 200, Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(262) 253-9800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item	7.01. Regulation FD

On June 19, 2018, the Circuit Court for Waukesha County in the State of Wisconsin granted EnSync, Inc.’s (the “Company”) motion for a default judgment in its lawsuit against SPI Solar, Inc. (“SPI”). The lawsuit sought a declaratory judgment releasing the Company from its obligations under the Governance Agreement between the Company and SPI dated July 13, 2015 (the “Governance Agreement”). Pursuant to this default judgment, the Court ordered that the Governance Agreement was terminated and unenforceable, and the Company was completely and fully released from its obligations, covenants and agreements thereunder.

The Governance Agreement had provided that for so long as SPI held at least 10,000 Series C Preferred Stock or 25 million shares of Common Stock or Common Stock equivalents, the Company could not take any of the following actions without the affirmative vote of SPI: (a) change the conduct by the Company’s business; (b) change the number or manner of appointment of the directors on the board; (c) cause the dissolution, liquidation or winding-up of the Company or the commencement of a voluntary proceeding seeking reorganization or other similar relief; (d) other than in the ordinary course of conducting the Company’s business, cause the incurrence, issuance, assumption, guarantee or refinancing of any debt if the aggregate amount of such debt and all other outstanding debt of the Company exceeds $10 million; (e) cause the acquisition, repurchase or redemption by the Company of any securities junior to the Series C Preferred Stock; (f) cause the acquisition of an interest in any entity or the acquisition of a substantial portion of the assets or business of any entity or any division or line of business thereof or any other acquisition of material assets, in any such case where the consideration paid exceeds $2 million, or cause the Company to engage in other Fundamental Transactions (as defined in the Certificate of Designation of Preferences, Rights and Limitations of the Series C Convertible Preferred Stock); (g) cause the entering into by the Company of any agreement, arrangement or transaction with an affiliate that calls for aggregate payments (other than payment of salary, bonus or reimbursement of reasonable expenses) in excess of $120,000; (h) cause the commitment to capital expenditures in excess of $7 million during any fiscal year; (i) cause the selection or replacement of the auditors of the Company; (j) enter into of any partnership, consortium, joint venture or other similar enterprise involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $5 million; (k) amend or otherwise change its Articles of Incorporation or By-Laws or equivalent organizational documents of the Company or any subsidiary in any manner that materially and adversely affects any rights of SPI; (l) amend or otherwise change the Articles of Incorporation or By-Laws or equivalent organizational documents of any Subsidiary in any manner; (m) grant, issue or sell any equity securities (with certain limited exceptions); (n) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock; (o) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock; (p) permit any item of material intellectual property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in such intellectual property; or (q) enter into any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnSync, Inc.

Dated: June 21, 2018	By:	/s/ Bradley L. Hansen
	Name:	Bradley L. Hansen
	Title:	Chief Executive Officer